HEARTLAND GROUP, INC.
FORM N-SAR:  DECEMBER 31, 2005

TRANSMITTAL LETTER

VIA EDGAR

Securities and Exchange Commission
RE:  Form N-SAR
        December 31, 2005

Ladies and Gentleman:

Attached for filing herewith is the Form N-SAR for Heartland
Group, Inc. This form is being filed solely for the series of the Registrant designated as Heartland Select Value Fund,
Heartland Value Plus Fund, and Heartland Value Fund.

By (Signature and Title)* /s/ Christopher E. Sabato
                                     Christopher E. Sabato
           	  Treasurer & Principal Accounting Officer









SUB-ITEM 77B

ACCOUNTANTS REPORT ON INTERNAL CONTROLS


To the Board of Directors of
Heartland Funds:

In planning and performing our audits of the financial statements of Heartland Funds (the Funds) as of and for the year ended December 31, 2005, in accordance with the standards of the Public Company Accounting
Oversight Board (United States), we considered the
Funds internal control over financial reporting, including control activities for safeguarding securities, as a basis for designing our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, but not for the purpose of expressing an opinion on the effectiveness of the Funds internal control over financial reporting. Accordingly, we express no such opinion.

The management of the Funds is responsible for establishing and maintaining effective internal control over financial reporting. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. A funds internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles.
Such internal control over financial reporting includes policies and procedures that provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of a funds assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements.
Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

A control deficiency exists when the design or operation of a control does not allow management or employees, in the normal course of performing their assigned functions, to prevent or detect misstatements on a timely basis. A significant deficiency is a control deficiency, or combination of control deficiencies, that adversely affects the funds ability to initiate, authorize, record, process or report external financial data reliably in accordance with generally accepted accounting principles such that there is more than a remote likelihood that a misstatement of the funds annual or interim financial statements that is more than inconsequential will not be prevented or detected.
A material weakness is a control deficiency, or combination of control deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected.

Our consideration of the Funds internal control over financial reporting was for the limited purpose described in the first paragraph and would not necessarily disclose all deficiencies in internal control over financial reporting that might be significant deficiencies or material weaknesses under standards established by the Public
Company Accounting Oversight Board (United States). However, we noted no deficiencies in the Funds internal control over financial reporting and its operation, including controls for safeguarding securities, that we consider to be material weaknesses as defined above as of December 31, 2005.

This report is intended solely for the information and use of management and the Board of Directors of Heartland Funds and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.


/s/PricewaterhouseCoopers LLP
Milwaukee, Wisconsin
February 13, 2006




SUB-ITEM 77E

LEGAL PROCEEDINGS

As disclosed in the Heartland Funds most recent annual report:

On July 18, 2002, pursuant to a stipulation and following a fairness hearing, the U.S. District Court for the Eastern
District of Wisconsin approved a settlement of a consolidated class action brought by shareholders of the Heartland High-Yield Municipal Bond Fund and the
Heartland Short Duration High-Yield Municipal Fund
(together, the "High-Yield Funds"), in which Heartland
Group, Inc. (the "Corporation"), Heartland Advisors, Inc.
(the "Advisor"), the High-Yield Funds and certain other parties were named as defendants. The litigation arose out of a repricing of the securities in the High-Yield
Funds in October 2000. Under the terms of the settlement, the Corporation, the Advisor, the High-Yield Funds, and certain related parties were dismissed and released from all claims in the class action upon establishment of a settlement fund for the benefit of the class plaintiffs.
Neither the Corporation nor any of its separate funds, directors, or officers were required to contribute to the settlement fund (although an affiliate of the Advisor did make a substantial contribution to facilitate settlement). Subsequently, all other suits filed by persons who opted out of the class action settlement were also settled without any contribution from the Corporation, its funds, directors or officers. The
High-Yield Funds, which had been in receivership since
March 2001, were liquidated in December 2004.
On December 11, 2003, the SEC filed a civil complaint in United States District Court for the Eastern District of Wisconsin (Civil Action No. 03C1427) relating to the
High-Yield Funds against the Advisor; William J.
Nasgovitz, President of the Advisor, President and a director of the Corporation and member of the Heartland Value Plus and Value Fund portfolio management teams; Paul T. Beste, Chief Operating Officer of the
Advisor and Vice President of the Corporation;
Kevin D. Clark, an officer of the Advisor;
Hugh Denison, a former director of the Corporation who presently serves as Senior Vice President of the Advisor and as a member of the portfolio management team for the Heartland Select Value Fund;
certain former officers of the Advisor; and others.
The SEC alleges various violations of the federal securities laws with respect to: the pricing of securities owned by the High-Yield Funds and the related calculation of the High-Yield Funds net asset value per share from March 2000 to March 2001; disclosures in the prospectus, other SEC filings and promotional materials for the High-Yield Funds relating to risk management, credit quality, liquidity and pricing;
breach of fiduciary duty; the sale in September and October 2000 by certain individual defendants of shares of the High-Yield Funds while in possession of material, non-public information about those funds; and the disclosure of material, non-public information to persons who effected such sales. The SEC seeks civil penalties and disgorgement of all gains received by the defendants as a result of the conduct alleged in the complaint, a permanent injunction against the defendants from further violations of the applicable federal securities laws, and such other relief as the court deems appropriate.
In February 2004, the Advisor, and Messrs.
Nasgovitz, Beste, Denison and Clark filed their answers to the SECs complaint, denying the allegations and claims made therein and raising affirmative defenses.

The complaint does not involve the Corporation, the Heartland Select Value, Value Plus or Value Funds
(the "Funds"), any portfolio manager of those Funds
(other than Mr. Nasgovitz and Mr. Denison) or any of the current independent directors of the Corporation.
However, an adverse outcome for the Advisor and/or its officers named in the complaint could result in an injunction that would bar the Advisor from serving as investment advisor to the Funds or bar such officers from continuing to serve in their official capacities for the Advisor. The Advisor has advised the Funds that, if these results occur, the Advisor will seek exemptive relief from the SEC to permit it to continue serving as investment advisor to the Funds. There is no assurance that the SEC will grant such exemptive relief.